Exhibit 10.37

April 23, 2010

Dear David:

I am delighted and enthusiastic to confirm Weight Watchers International’s offer of employment to you, for the position of President, North America. We have been impressed with your abilities and the range of your potential contributions, and we are looking forward to a fun and fruitful collaboration over the next years.

The details of your initial compensation and benefits package are attached. To indicate your acceptance of the offer, please sign and date the enclosed acceptance letter and forward to me at your earliest convenience.

You are joining the company at a very exciting stage of our growth. We anticipate that your unique skills and capabilities will play an important role in our efforts as we strive to continue to achieve and exceed our goals going forward. On behalf of the entire team at Weight Watchers International, welcome aboard!

Kind regards,

/s/ David Kirchhoff
David Kirchhoff
President and Chief Executive Officer

April 23, 2010 - Employment Offer Letter: Compensation and Benefits details

Title	President, North America

Base Salary	$550,000- gross, per annum, less lawful deductions. To be paid bi-weekly, every other Thursday. Salaried position- not overtime eligible.

Sign-On Bonus	You will receive a sign-on bonus of $100,000 (less lawful deductions), payable on December 15, 2010. If you voluntarily resign or are terminated for Cause (as defined herein) prior to your one year anniversary, you will be responsible to repay to the Company any amount of such sign-on bonus received by you from the Company. If you are terminated without Cause prior to your one year anniversary, you will retain the entire sign-on bonus received by you from the Company.

Annual Performance Bonus	You will be eligible to earn a bonus in accordance with the Weight Watchers bonus plan. Under the current plan, the bonus target for this position is 60% of Base Salary, which can be over or underachieved, depending on individual and Company performance vs. pre-defined objectives. Currently, your bonus structure is based on 75% Company performance and 25% individual performance. In order to be eligible to earn any bonus, you must be employed by October 1st of the bonus year and be an active employee on the date of payment. Any bonus for fiscal year 2010 will be prorated based on your hire date, and the portion of your bonus that is based on Company performance for fiscal year 2010 shall be based on a financial performance rating of no less than 100%.

Post-Termination Benefits

The Company may terminate your employment at any time for any reason or for no reason. In the event the Company terminates your employment, other than for Cause, you will receive at a minimum (i) 6 months of salary continuation, (ii) a pro-rata portion of your annual performance bonus with respect to the fiscal year in which you are terminated (the portion of which based on Company performance will be based on the Company’s performance for that year (subject to the terms of “Annual Performance Bonus” above)), and (iii) 6 months of continued medical insurance coverage for you and your eligible dependents on the same basis available to you immediately prior to your termination. The pro-rata portion of your annual performance bonus shall be payable in the first fiscal quarter of the Company’s fiscal year following the date of your termination, or, if you are terminated in a first quarter of a Company fiscal year, that same quarter. For the avoidance of doubt, the “Post-Termination Benefits” described herein shall not be provided to you in the event your termination results from a change in control of the Company and you are provided any benefits or other consideration in connection therewith pursuant to a continuity or other agreement between you and the Company.

Paid Time Off Policy	You will be entitled to a total of 24 days of paid time off (on a pro-rated basis), and company holidays (subject to local practices).

Health Care, Dental and Vision Plan	Coverage is available under the current plan, in accordance with the terms of the official plan documents. Coverage is effective from your date of hire.

Life Insurance	You will be eligible for life insurance, in accordance with the Company’s policies and the official plan document. Currently you would be eligible for life insurance at two times your annual salary plus optional coverage available at the employee’s expense.

Weight Watchers Savings Plan (WWSP)	You will be eligible to participate in the Weight Watchers 401k plan in accordance with the terms of the official plan documents.

Weight Watchers Exec Profit Sharing Plan (WWEPSP)	You will be eligible to participate in the Non-Qualified Defined Contribution plan, per Company policy, in accordance with the terms of the official plan documents.

Wellness Allowance	You will be paid $1,000 towards approved wellness or fitness expenses. You will be eligible for this allowance three months after date of hire, and on an annual basis thereafter.

Car Allowance	You will receive a car allowance of $1,100 per month, to be paid in accordance with the Company’s policies.

Stock Options & Restricted Stock Units

You will be granted 150,000 stock options, each vesting at the rate of 1/3 per year over three (3) years. The Grant Date will be your first day of employment. The exercise price on the stock options will be determined by taking the average closing price of Weight Watchers stock on the Grant Date and the 4 trading days that immediately precede that date. The stock options will expire 10 years after the Grant Date. Your awards are subject to your continued employment and shall be governed by the Weight Watchers International,

Inc.’s stock-based incentive compensation plan documents and relevant agreements, including Weight Watchers International, Inc. Terms and Conditions for Employee Stock Awards (the “Terms and Conditions”).

Termination for “Cause”	For purposes of this Employment Offer Letter, “Cause” shall mean (i) your willful and continued failure to perform your material duties with respect to the Company or its Affiliates (defined below) which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company or its Affiliates, (ii) willful misconduct by you involving dishonesty or breach of trust in connection with your employment which results in a demonstrable injury (which is other than de minimis) to the Company or its Affiliates, (iii) your conviction for any felony or any misdemeanor involving moral turpitude, or (iv) any material breach by you of your restrictive covenants set forth in Section 7.10 of the Terms and Conditions. “Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board of Directors of the Company in which the Company or an Affiliate has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

David Kirchhoff

President and Chief Executive Officer

Weight Watchers International, Inc.

11 Madison Ave

New York, NY 10010

This is to confirm my acceptance of the offer of conditional employment presented to me by Weight Watchers International for the position of President, North America (per the offer letter and attachment dated April 23, 2010).

I understand that my employment with Weight Watchers International is at will and that Weight Watchers International may terminate my employment at any time, with or without notice. I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

My signature below confirms that I understand and agree to the contents of my offer letter (a copy of which I have attached).

I am pleased to accept Weight Watchers International’s offer, and I look forward to working with you.

/s/ David Burwick	April 26, 2010
David Burwick	Date